Exhibit 99.1

SWS Group, Inc. Reports Fourth Quarter and Fiscal 2012 Results

Bank Reduces Classified Assets by More Than 50 Percent from Prior Fiscal Year,

and Reports Fiscal 2012 Pre-Tax Income of $7.3 Million

DALLAS, September 4, 2012 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported a net loss of $303,000 for its fiscal 2012 fourth quarter ended June 29, 2012, or $0.01 per diluted share, on net revenues of $72.5 million, compared with net income of $22,000, or less than $0.01 per diluted share, on net revenues of $76.2 million in the fourth quarter of fiscal 2011.

For the 2012 fiscal year, the Company reported a net loss of $4.7 million, or $0.14 per diluted share, on net revenues of $293.4 million, compared with a net loss of $23.2 million, or $0.71 per diluted share, on net revenues of $342.1 million for fiscal 2011.

“Throughout the past fiscal year, SWS Group made significant progress in reducing classified and non-performing assets at our banking subsidiary, while renewing efforts to expand our clearing, retail and institutional businesses in what remains a challenging operating environment,” said James H. Ross, chief executive officer of SWS Group, Inc. “It is also important to highlight that our banking subsidiary – Southwest Securities, FSB – reported a fiscal year pre-tax profit for the first time in three years. As we look ahead, we believe we are well positioned to pursue opportunities to build on the positive momentum created during the past year.”

Net revenues (total revenue less interest expense) were $72.5 million in the fourth quarter of fiscal 2012, a decrease of $3.7 million from $76.2 million in the fourth quarter of fiscal 2011. The primary contributor to the decrease was the interest cost associated with the capital raise completed last July, along with a $5.3 million decline in net interest revenue from reduced average loan balances at Southwest Securities, FSB (the “Bank”). A $4.5 million improvement in investment banking revenue was offset by a $1.2 million decline in net gains on principal transactions in the fourth quarter of fiscal 2012, as compared to the same period last fiscal year.

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 2

Fourth quarter fiscal 2012 operating expenses declined 5 percent to $71.9 million from $75.2 million in the fourth quarter of fiscal 2011. The primary driver of the expense reduction was a $3.3 million pre-tax unrealized gain for the decrease in the value of warrants issued to Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners (“Oak Hill”) as part of the Company’s capital raise completed in July 2011.

Pre-tax profit for the fiscal 2012 fourth quarter was $638,000 compared to $938,000 in the fourth quarter of fiscal 2011. Non-deductible compensation expense and a change in the valuation allowance for a deferred tax asset resulted in higher tax expense for the fiscal 2012 fourth quarter leading to the net loss.

For the 2012 fiscal year, net revenues decreased $48.6 million to $293.4 million from $342.1 million in fiscal 2011. The primary contributors to the decline were a $29.3 million decrease in net interest revenue, a $10.8 million decrease in commissions and a $9.2 million decrease in net gains on principal transactions. The decrease in net interest revenue was driven by a 27 percent decrease in the average loan balance at the Bank as compared to the same period last fiscal year. Interest expense on the $100 million loan from Hilltop and Oak Hill also reduced net interest revenue by $11.0 million. The decrease in commission revenue was driven by reduced commissions in the institutional and retail segments in fiscal 2012 as compared to fiscal 2011, due primarily to reduced institutional customer activity and reduced retail representative headcount. A decline in customer trading activity in the taxable fixed income and municipal finance businesses was the primary contributor to the decrease in net gains on principal transactions in fiscal 2012 as compared to fiscal 2011.

Fiscal 2012 operating expenses were $299.4 million, a decrease of $76.2 million as compared to fiscal 2011. The largest contributors to the decrease were a $48.5 million decrease in the Bank’s loan loss provision, a $17.0 million decrease in other expense and an $11.8 million decrease in commissions and other employee compensation offset by a $3.7 million unrealized loss on warrant valuation. The decrease in other expense was primarily due to a $13.0 million decrease in the Bank’s real estate owned loss provision. The decrease in commissions and other employee compensation was driven by an $8.4 million decrease in commission expense and a $3.5 million decrease in salaries, primarily due to reduced headcount.

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 3

Clearing Segment

The clearing segment reported a pre-tax loss of $327,000 for the fiscal 2012 fourth quarter, on net revenues of $4.6 million, as compared to a pre-tax loss of $287,000 on net revenues of $5.1 million in the fourth quarter of fiscal 2011. The primary contributor to the decrease in net revenues was a $569,000 decrease in net clearing revenues due to a decline in the number of transactions processed for clearing correspondents in the fourth quarter of fiscal 2012, as compared to the same period last fiscal year.

Fourth quarter fiscal 2012 operating expenses in the clearing segment decreased $486,000 to $4.9 million, as compared to $5.4 million in the fourth quarter of fiscal 2011. The decrease was due primarily to decreases in occupancy, equipment and computer services costs, and other expenses.

The clearing segment reported a pre-tax loss of $1.8 million on net revenues of $18.6 million for the 2012 fiscal year, as compared to pre-tax income of $501,000 on net revenues of $21.2 million in fiscal 2011. Changes in market conditions and a reduction in the number of clearing correspondents were the primary contributors to the decrease in net revenues. Total correspondent clearing customer assets under custody increased to $14.7 billion at June 29, 2012 from $14.4 billion at June 24, 2011, while the number of clearing correspondents decreased to 153 from 161 for the same periods, respectively.

The number of tickets processed during fiscal 2012 decreased to 1.7 million from 2.3 million in fiscal 2011, while revenue per ticket increased approximately 29 percent to $5.61 in fiscal 2012 from $4.35 in fiscal 2011.

Fiscal 2012 operating expenses in the clearing segment were $20.4 million, a decrease of $321,000 from $20.7 million in fiscal 2011.

Retail Segment

The retail segment posted a pre-tax loss of $1.9 million in the fiscal 2012 fourth quarter on net revenues of $26.6 million, as compared to pre-tax income of $165,000 on net revenues of $26.4 million in the fourth quarter of fiscal 2011.

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 4

Retail segment operating expenses increased to $28.5 million in the fiscal 2012 fourth quarter, as compared to $26.3 million in the fourth quarter of fiscal 2011. The increase was due to $612,000 in additional commissions and other employee compensation expense, and a $1.3 million increase in legal expenses during the fourth quarter of fiscal 2012, as compared to the same period last fiscal year.

For the 2012 fiscal year, the retail segment reported a pre-tax loss of $1.9 million on net revenues of $106.9 million, as compared to pre-tax income of $1.4 million on net revenues of $109.7 million for fiscal 2011. A $4.1 million decrease in commissions due to a reduction in the average number of Private Client Group (“PCG”) representatives was the primary contributor to the decrease in net revenues. The average PCG headcount in fiscal 2012 was 166, as compared to 184 in fiscal 2011. Total customer assets were $13.6 billion and assets under management were $761.1 million at June 29, 2012, as compared to $12.9 billion in total customer assets and $688.5 million in assets under management at June 24, 2011.

Retail segment operating expenses for fiscal 2012 increased slightly to $108.9 million, from $108.3 million in fiscal 2011.

Institutional Segment

For the fiscal 2012 fourth quarter, the institutional segment posted pre-tax income of $11.1 million on net revenues of $34.1 million, as compared to pre-tax income of $8.8 million on net revenues of $32.0 million in the fourth quarter of fiscal 2011. The increase in net revenues was primarily due to a $4.1 million increase in investment banking, advisory and administrative fees due to an increase in municipal new issue volume and corporate finance transactions, offset by a reduction in trading gains in the municipal business.

Fiscal 2012 fourth quarter operating expenses in the institutional segment decreased slightly to $23.1 million from $23.2 million in the fourth quarter of fiscal 2011.

For the 2012 fiscal year, the institutional segment reported pre-tax income of $39.7 million on net revenues of $130.1 million, as compared to pre-tax income of $46.3 million on net revenues of $145.7 million for fiscal 2011. Commissions decreased $6.7 million in fiscal 2012, primarily in the taxable fixed income business, due to reduced customer activity as compared to fiscal 2011. Net gains on principal transactions decreased $8.2 million to $30.5 million in fiscal 2012 from $38.7 million in fiscal 2011, due

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 5

primarily to a $5.2 million decline in municipal finance trading gains and a $3.6 million decrease in taxable fixed income trading gains in fiscal 2012 as compared to the prior fiscal year. These revenue decreases were partially offset by a $2.4 million increase in portfolio trading commissions.

Institutional segment operating expenses decreased 9 percent, or $9.0 million, to $90.4 million for the 2012 fiscal year from $99.4 million for fiscal 2011, primarily due to decreased commissions and other employee compensation expense.

Banking Segment

The Bank reported pre-tax income of $1.4 million on net revenues of $11.6 million for the fiscal 2012 fourth quarter, as compared to pre-tax income of $1.2 million on net revenues of $13.3 million in the fourth quarter of fiscal 2011. The decrease in net revenues was driven by reduced net interest revenue due to a 23 percent decline in the Bank’s average loan balance and a decrease in the net yield on interest earning assets during the fourth quarter of fiscal 2012, as compared to the fourth quarter of fiscal 2011.

The Bank’s operating expenses decreased to $10.1 million in the fiscal 2012 fourth quarter from $12.1 million in the fourth quarter of fiscal 2011 due primarily to a $1.8 million decrease in other expenses driven by decreases in the Bank’s real estate owned loss provision, legal fees and regulatory assessments.

The Bank did not record a loan loss provision in the fourth quarter of fiscal 2012 or fiscal 2011. At June 30, 2012, the Bank’s allowance for loan losses was $22.4 million, or 3.99 percent of loans held for investment excluding purchased mortgage loans, compared to $44.4 million, or 4.99 percent of loans held for investment excluding purchased mortgage loans, at June 30, 2011.

For the 2012 fiscal year, the Bank reported pre-tax income of $7.3 million on net revenues of $49.9 million, compared to a pre-tax loss of $46.3 million on net revenues of $64.3 million for fiscal 2011. The primary contributor to the decline in net revenues was a $17.9 million decrease in net interest revenue due to a 27 percent decrease in the average loan balances and a decrease in the net yield on interest-earning assets.

The Bank’s operating expenses for fiscal 2012 decreased 61 percent to $42.6 million from $110.6 million in fiscal 2011, primarily due to a $48.5 million decrease in the Bank’s loan loss provision and a $17.1 million decrease in other expenses.

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 6

At June 30, 2012, the Bank’s non-performing assets were $72.7 million, a 19 percent decrease from $89.5 million at June 30, 2011. Total classified assets were $110.7 million at June 30, 2012, or 58 percent of capital plus allowance for loan losses, as compared to $228.5 million, or 120.5 percent of capital plus allowance for loan losses, at June 30, 2011.

At June 30, 2012, the Bank’s Tier 1 core capital ratio was 12.6 percent and total risk-based capital was 19.2 percent, as compared to Tier 1 core capital of 9.9 percent and total risked-based capital of 15.6 percent at June 30, 2011.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2012 fourth quarter on Wednesday, September 5, 2012, at 10 a.m. Eastern Time (9 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=88511 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Fiscal 2012		Fiscal 2011		4th Quarter 2012		4th Quarter 2011
		Pretax		Pretax		Pretax		Pretax
		Income		Income		Income		Income
	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)
Clearing	$18,614	$(1,754)	$21,190	$501	$4,563	$(327)	$5,089	$(287)
Retail	106,882	(1,906)	109,657	1,356	26,556	(1,927)	26,436	165
Institutional	130,077	39,654	145,695	46,251	34,112	11,057	32,043	8,808
Banking	49,942	7,316	64,309	(46,330)	11,563	1,445	13,265	1,184
Other consolidated entities	(12,092)	(49,250)	1,213	(35,232)	(4,301)	(9,610)	(649)	(8,932)

Consolidated	$293,423	$(5,940)	$342,064	$(33,454)	$72,493	$638	$76,184	$938

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 29, 2012 and June 24, 2011

(In thousands, except par values and share amounts)

	June 29, 2012	June 24, 2011
Assets
Cash and cash equivalents	$81,826	$298,903
Restricted cash and cash equivalents	30,044	—
Assets segregated for regulatory purposes	176,299	238,325
Receivable from brokers, dealers and clearing organizations	1,425,697	1,620,523
Receivable from clients, net of allowances	256,840	240,491
Loans held for sale	—	5,241
Loans, net	833,640	946,768
Securities owned, at fair value	231,151	221,587
Securities held to maturity	25,904	34,176
Securities purchased under agreements to resell	25,186	42,649
Goodwill	7,552	7,552
Securities available for sale	307,789	2,020
Other assets	144,915	143,922

Total assets	$3,546,843	$3,802,157

Liabilities and Stockholders’ Equity
Short-term borrowings	$67,500	$110,000
Payable to brokers, dealers and clearing organizations	1,349,370	1,568,033
Payable to clients	347,574	397,590
Deposits	1,062,233	1,106,471
Securities sold under agreements to repurchase	27,465	10,313
Securities sold, not yet purchased, at fair value	70,155	68,661
Drafts payable	24,970	23,656
Advances from Federal Home Loan Bank	68,641	94,712
Long-term debt, net	79,076	—
Stock purchase warrants	27,810	—
Other liabilities	66,347	65,252

Total liabilities	3,191,141	3,444,688
Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,576,307 shares at June 29, 2012; issued 33,312,140 and outstanding 32,285,076 shares at June 24, 2011	3,331	3,331
Additional paid-in capital	324,556	326,986
Retained earnings	30,084	34,813
Accumulated other comprehensive income – unrealized holding gain, net of tax	2,745	765
Deferred compensation, net	3,427	3,308
Treasury stock (735,833 shares at June 29, 2012 and 1,027,064 shares at June 24, 2011, at cost)	(8,441)	(11,734)

Total stockholders’ equity	355,702	357,469

Total liabilities and stockholders’ equity	$3,546,843	$3,802,157

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SWS Reports Fourth Quarter and Fiscal 2012 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and twelve months ended June 29, 2012 and June 24, 2011

(In thousands, except per share and share amounts)

	Three Months Ended June 29, 2012	Three Months Ended June 24, 2011	Twelve Months Ended June 29, 2012	Twelve Months Ended June 24, 2011
Revenues:
Net revenues from clearing operations	$2,074	$2,643	$9,385	$10,708
Commissions	32,284	32,657	131,855	142,667
Interest	27,393	31,687	122,120	138,867
Investment banking, advisory and administrative fees	12,748	8,229	39,377	39,766
Net gains on principal transactions	7,042	8,260	29,486	38,646
Other	4,550	5,267	21,518	19,165

Total revenue	86,091	88,743	353,741	389,819

Interest expense	13,598	12,559	60,318	47,755

Net revenues	72,493	76,184	293,423	342,064

Non-Interest Expenses:
Commissions and other employee compensation	52,123	51,503	208,635	220,387
Occupancy, equipment and computer service costs	8,009	8,737	31,869	34,057
Communications	3,164	3,051	12,380	12,862
Floor brokerage and clearing organization charges	1,090	1,190	4,201	4,486
Advertising and promotional	817	713	3,093	2,770
Provision for loan loss	__	__	2,475	50,967
Unrealized (gain) loss on warrant valuation	(3,257)	__	3,674	__
Other	9,909	10,052	33,036	49,989

Total non-interest expenses	71,855	75,246	299,363	375,518

Income (loss) before income tax expense (benefit)	638	938	(5,940)	(33,454)
Income tax expense (benefit)	941	916	(1,211)	(10,251)

Net income (loss)	(303)	22	(4,729)	(23,203)
Net gain recognized in other comprehensive income	762	128	1,980	461

Comprehensive income (loss)	$459	$150	$(2,749)	$(22,742)

Earnings (loss) per share – basic
Net income (loss)	$(0.01)	$0.00	$(0.14)	$(0.71)

Weighted average shares outstanding – basic	32,825,827	32,520,359	32,649,544	32,514,945

Earnings (loss) per share – diluted
Net income (loss)	$(0.01)	$0.00	$(0.14)	$(0.71)

Weighted average shares outstanding – diluted	32,825,827	32,520,359	32,649,544	32,514,945

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CONTACT:    Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com

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